Exhibit 99.2

PACCAR Inc. Public Affairs Department P.O. Box 1518 Bellevuc, WA 98009 Contact: Andy Wold (425) 468-7676

FOR IMMEDIATE RELEASE

Alison Carnwath Named to PACCAR Board

September 13, 2005, Bellevue, Washington – Ms. Alison J. Carnwath has been named to PACCAR Inc’s Board of Directors, effective October 3, 2005, according to Mark C. Pigott, PACCAR chairman and chief executive officer.

Alison J. Carnwath is an adviser to Lexicon Partners, an independent corporate finance advisory firm, and chairman of the management board and investment committee at ISIS Equity Partners, LLP, a private equity firm, both based in the United Kingdom. She was chairman of Vitec Group plc, a British supplier of products and services to the broadcast and media industries, from April 1999 to October 2004 and was its chief executive officer during 2001. She was a managing director of Donaldson Lufkin & Jenrette, a New York based investment bank, from 1997-2000. She is a director of Friends Provident plc, Gallaher Group, plc, Land Securities plc and Man Group plc, all United Kingdom listed companies. Ms. Carnwath was recently named, by the London Times, as one of the “top 100” most influential directors in the United Kingdom.

“PACCAR is very pleased that Ms. Carnwath will be joining the Board. Her thorough understanding of international finance and her impressive background in global investment banking provide a strong perspective that will benefit PACCAR and its shareholders,” said Mr. Pigott.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. It also provides financial services and information technology and distributes truck parts related to its principal business.

PACCAR shares are traded on the Nasdaq Stock Market, symbol PCAR, and its homepage can be found at www.paccar.com.

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